                                                                     EXHIBIT 8.2

ROGERS & HARDIN
ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP
2700 INTERNATIONAL TOWER, PEACHTREE CENTER
229 PEACHTREE STREET, N.E.
ATLANTA, GEORGIA 30303
(404) 522-4700
FACSIMILE: (404) 525-2224

                                October 6, 1998

World Access, Inc.
945 E. Paces Ferry Road
Suite 2240
Atlanta, Georgia 30326

Ladies and Gentlemen:

     We have acted as your counsel in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of February 24, 1998, as amended as of June 30, 1998 and as of September 18, 1998 among World Access, Inc., a Delaware corporation ("World Access"), WAXS INC., a Delaware corporation and a direct wholly owned subsidiary of World Access ("Holdco"), WAXS Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Holdco ("WAXS Merger Sub"), NACT Telecommunications, Inc., a Delaware Corporation ("NACT"), and NACT Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Holdco ("NACT Merger Sub"). Pursuant to the Merger Agreement, WAXS Merger Sub will be merged with and into World Access and NACT Merger Sub will be merged with and into NACT. In that connection we have participated in the preparation of a registration statement under the Securities Act of 1993, as amended, on Form S-4 (the "Registration Statement"), including an Information Statement/Prospectus (the "Information Statement"). (Capitalized terms not otherwise defined herein shall have the meanings specified in the Information Statement.)

     We have examined the Merger Agreement, the Information Statement, the representation letters of World Access and NACT (the "Representation Letters") delivered to us for purposes of this opinion, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the NACT Transaction will be consummated in the manner contemplated in the Information Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the NACT Transaction set forth in the Information Statement are accurate and complete, and (iii) the representations made to us in the Representation Letters are accurate and complete.

     Based upon and subject to the foregoing, the description of the Federal income tax consequences to certain holders of outstanding shares of World Access Common Stock contained in the Information Statement under the heading (and the subheadings thereof) "THE NACT TRANSACTION -- Federal Income Tax
Consequences -- World Access Merger" (including the discussion contained in the second paragraph thereof), represents our opinion, subject to the qualifications set forth therein.

     Our opinion is limited to the tax matters specifically covered hereby.

     This opinion is being provided solely for the benefit of World Access and holders of World Access Common Stock. No other person or party shall be entitled to rely on this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the section captioned "THE NACT TRANSACTION -- Federal Income Tax Consequences" in the Information Statement constituting a part of the Registration Statement. In giving this

World Access, Inc.
October 6, 1998
Page 2

consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          ROGERS & HARDIN